Exhibit 99.1
Plexus Reports Fiscal Third Quarter Revenue of $559 Million, EPS of $0.58
Initiates Q4 Revenue Guidance of $530 — $560 Million
NEENAH, WI, July 20, 2011 — Plexus Corp. (Nasdaq: PLXS) today announced:

	Three Months Ended
	July 2, 2011	April 2, 2011	July 3, 2010
(US$ in thousands, except EPS)	Q3 F11	Q2 F11	Q3 F10

Revenue	$559,183	$568,145	$536,384
Gross profit	$54,074	$55,470	$55,548
Operating profit	$24,885	$26,410	$27,032
Net income	$22,040	$23,860	$24,368
Earnings per share	$0.58	$0.59	$0.59

Gross margin	9.7%	9.8%	10.4%
Operating margin	4.5%	4.6%	5.0%
Return on invested capital	16.2%	16.8%	19.0%
Q3 Fiscal 2011 Results (quarter ended July 2, 2011):
•	Revenue: $559 million, relative to guidance of $550 to $580 million

•	Diluted EPS: $0.58, including $0.07 per share of stock-based compensation expense, relative to guidance of $0.52 to $0.57
Q4 Fiscal 2011 Guidance:
•	Revenue: $530 to $560 million

•	Diluted EPS: $0.50 to $0.55, excluding any restructuring charges and including approximately $0.07 per share of stock-based compensation expense
Dean Foate, President and CEO, commented, “Fiscal third quarter revenues were $559 million with EPS of $0.58. We experienced an exceptional level of forecast volatility during the quarter as customers broadly lowered their demand for the second half of our fiscal year. As a consequence, our overall revenue performance in the fiscal third quarter was below the mid-point of our guidance range. Our diluted EPS exceeded the high-end of our guidance range primarily due to favorable customer mix and foreign currency exchange benefits. Return on invested capital was 16.2%, below our target, but still well above our weighted average cost of capital of 13.5%. New business development activity was adequate to support our nearer-term growth goals with 25 new programs won in our Manufacturing Solutions group that we anticipate will generate approximately $124 million in annualized revenue when fully ramped into production. We continue to experience strong business development by our medical sector, which represented $55 million of this total. In another positive trend, our funnel of qualified business opportunities increased meaningfully during the quarter to $2.0 billion. Of course, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.7% for the fiscal third quarter, exceeding our expectations when we set guidance for the quarter, as a result of the mix of revenue during the quarter and improved leverage from our operations. Relative to our expectations for the quarter, selling and administrative expenses were higher than expected as a result of higher headcount related costs and the delay in the recognition of an expected tax incentive. While selling and administrative expenses were higher than anticipated, the stronger gross margin performance allowed us to deliver operating margin slightly above our expectations. This stronger operating performance contributed approximately $0.01 cents of diluted EPS above our original expectations. Our estimated tax rate for fiscal 2011 remains unchanged at 3%.”
Ms. Jones continued, “Fiscal third quarter cash cycle days including customer deposits were 75 days, one day above our expectations. Days in receivables increased based on the timing of payments from customers. We improved inventory performance, delivering a one-day reduction in inventory days during the fiscal third quarter while continuing to meet our customers’ needs for flexibility and agility.”
Ms. Jones concluded, “During the fiscal third quarter and the first week of the fiscal fourth quarter we repurchased 2.7 million shares under our previously announced share repurchase program, totaling $92 million at a weighted average price of $34.03 per share. This completed our planned $175 million share repurchase program at a weighted average price of $32.29 per share. We have no immediate plans to use the remaining $25 million share repurchase authorization, which will be retained for future use based on market conditions. During the fiscal third quarter we also completed the previously announced planned funding of $175 million of new debt, with the final tranche of $75 million funding on June 15, 2011. The $175 million of senior notes, which were sold in a private placement, have a 7-year term and an effective fixed interest rate of 4.97%. We believe this level of debt appropriately leverages our balance sheet to improve weighted average cost of capital and create shareholder value.”
Mr. Foate continued, “Volatility in our customer forecasts and uncertainty about the end markets are reflected in our fiscal fourth quarter revenue guidance range of $530 to $560 million. At that level of revenue we anticipate EPS of $0.50 to $0.55, excluding any restructuring charges and including approximately $0.07 per share of stock-based compensation expense. This guidance range suggests that our fiscal fourth quarter revenue will be modestly down sequentially when compared to our fiscal third quarter.”
Mr. Foate concluded, “Looking ahead to fiscal 2012, our current stance is perhaps best characterized as pragmatic. We are confident that we have a winning strategy that delivers long-term growth and shareholder value, yet the continuing economic malaise is unquestionably affecting the performance of our customers’ end markets, resulting in poor forecast visibility into fiscal 2012. While we currently anticipate that our fiscal 2012 first quarter revenues will grow sequentially, we are adopting a conservative view on full-year fiscal 2012. To protect operating profit performance, we are calibrating our cost structure and setting internal performance targets with the objective to deliver our 5% operating margin target with revenue growth in the high-single to low-double digit percentage range. Longer term we remain committed to our enduring 15% organic revenue growth goal, but nearer term we think a conservative approach is appropriate until we see evidence of an improving economic recovery. Optimistically, the strength of the Plexus brand, the pace of new business wins and the increasing funnel of opportunities provides us the confidence to continue with capacity investments required to support long-term growth. Our fourth manufacturing facility in Penang, Malaysia should be ready for operations in the fiscal first quarter of 2012. Our second manufacturing facility in Xiamen, China, which began construction in April 2011, is well underway and is expected to be complete in the second half of fiscal 2012. We also expect to announce, during the first half of fiscal 2012, the construction of a larger facility in Oradea, Romania to replace leased buildings that served as our start-up solution in lower-cost Europe.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”). ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q3 F11		Q2 F11		Q3 F10
Wireline/Networking	$224	40%	$230	40%	$223	42%
Wireless Infrastructure	$35	6%	$37	6%	$61	11%
Medical	$114	21%	$128	23%	$111	21%
Industrial/Commercial	$130	23%	$123	22%	$98	18%
Defense/Security/Aerospace	$56	10%	$50	9%	$43	8%
Total Revenue	$559		$568		$536
FISCAL Q3 SUPPLEMENTAL INFORMATION
•	ROIC for the fiscal third quarter was 16.2%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling four-quarter period for the third quarter and a rolling three-quarter period for the second quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments.

•	Cash flow provided by operations was approximately $16 million for the quarter. Capital expenditures for the quarter were $19 million. Free cash flow was negative for the quarter, at approximately $3 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 53% of revenue during the quarter, consistent with the previous quarter.

•	Juniper Networks, Inc., with 17% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 F11	Q2 F11	Q3 F10
Days in Accounts Receivable	49	45	47
Days in Inventory	88	89	89
Days in Accounts Payable	(56)	(58)	(61)
Days in Cash Deposits	(6)	(5)	(6)
Annualized Cash Cycle	75	71	69
Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call

When:	Thursday, July 21st at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 with conference ID: 75383055 http://tinyurl.com/3j8y9d9 (requires Windows Media Player)

Replay:	The call will be archived until July 28, 2011 at midnight Eastern Time http://tinyurl.com/3j8y9d9 or via telephone replay at (800) 642-1687 or (706) 645-9291 with conference ID: 75383055
For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.
Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 100 branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new customers, including our arrangements with The Coca-Cola Company, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of the current constrained supply environment, which has led and may continue to lead to periods of shortages and delays in obtaining components based on the lack of capacity at some of our suppliers to meet increased demand, or which may cause customers to increase forecasts and orders to secure raw material supply or result in our inability to secure raw materials required to complete product assemblies; raw materials and component cost fluctuations particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by customer resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our potential new replacement facility in Oradea, Romania, and our plans to further expand in Penang, Malaysia, Darmstadt, Germany and Xiamen, China; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; possible unexpected costs and operating disruption in transitioning programs; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism, war in the Middle East, and the earthquake and tsunami in Japan); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 2, 2010).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Net sales	$559,183	$536,384	$1,693,102	$1,457,761
Cost of sales	505,109	480,836	1,528,648	1,307,201

Gross profit	54,074	55,548	164,454	150,560

Operating expenses:
Selling and administrative expenses	29,189	28,516	85,310	79,918

Operating income	24,885	27,032	79,144	70,642

Other income (expense):
Interest expense	(3,301)	(2,359)	(7,564)	(7,336)
Interest income	388	320	954	1,143
Miscellaneous income (expense)	750	(128)	593	(239)

Income before income taxes	22,722	24,865	73,127	64,210

Income tax expense	682	497	2,194	1,284

Net income	$22,040	$24,368	$70,933	$62,926

Earnings per share:
Basic	$0.60	$0.60	$1.81	$1.58

Diluted	$0.58	$0.59	$1.78	$1.54

Weighted average shares outstanding:
Basic	37,021	40,337	39,135	39,935

Diluted	37,860	41,208	39,923	40,753

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Nine Months		Six Months		Nine Months
	Ended		Ended		Ended
ROIC Calculation	July 2, 2011		April 2, 2011		July 3, 2010
Operating income		$79,144		$54,259		$70,642
	÷	3	÷	2	÷	3

		26,381		27,130		23,547
	x	4	x	4	x	4

Annualized operating income		105,524		108,520		94,188
Tax rate	x	3%	x	3%	x	2%

Tax impact	-	3,166	-	3,256	-	1,884

Operating income (tax effected)		$102,358		$105,264		$92,304

Average invested capital		$633,408		$625,945		$484,903

ROIC		16.2%		16.8%		19.0%

	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$572,657	$630,403	$680,474	$651,855
Plus:
Debt — current	17,191	17,119	17,052	17,409
Debt — non-current	274,677	103,961	108,220	112,466
Less:
Cash and cash equivalents	(208,729)	(123,381)	(149,498)	(188,244)

	$655,796	$628,102	$656,248	$593,486

Fiscal 2011 third quarter average invested capital (July 2, 2011, April 2, 2011, January 1, 2011, October 2, 2010) — $633,408
Fiscal 2011 second quarter average invested capital (April 2, 2011, January 1, 2011, October 2, 2010) — $625,945

	July 3, 2010	April 3, 2010	January 2, 2010	October 3, 2009
Equity	$620,619	$585,954	$549,618	$527,446
Plus:
Debt — current	17,310	17,655	21,626	16,907
Debt — non-current	117,485	121,692	125,908	133,936
Less:
Cash and cash equivalents	(190,203)	(234,028)	(233,931)	(258,382)

	$565,211	$491,273	$463,221	$419,907

Fiscal 2010 third quarter average invested capital (July 3, 2010, April 3, 2010, January 2, 2010, October 3, 2009) — $484,903

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 2,	October 2,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$208,729	$188,244
Accounts receivable	301,213	311,205
Inventories	484,041	492,430
Deferred income taxes	22,054	18,959
Prepaid expenses and other	19,965	15,153

Total current assets	1,036,002	1,025,991

Property, plant and equipment, net	247,785	235,714
Deferred income taxes	10,158	11,787
Other	18,587	16,887

Total assets	$1,312,532	$1,290,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,191	$17,409
Accounts payable	307,864	360,686
Customer deposits	32,542	27,301
Accrued liabilities:
Salaries and wages	37,290	46,639
Other	48,602	50,484

Total current liabilities	443,489	502,519

Long-term debt and capital lease obligations, net of current portion	274,677	112,466
Other liabilities	21,709	23,539

Total non-current liabilities	296,386	136,005

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 48,278 and 47,849 shares issued, respectively, and 35,549 and 40,403 shares outstanding, respectively	483	478
Additional paid-in-capital	413,405	399,054
Common stock held in treasury, at cost, 12,729 and 7,446 shares, respectively	(370,513)	(200,110)
Retained earnings	516,501	445,568
Accumulated other comprehensive income	12,781	6,865

Total shareholders’ equity	572,657	651,855

Total liabilities and shareholders’ equity	$1,312,532	$1,290,379

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